FOR IMMEDIATE RELEASE

Contact:

Sean O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation
Tel: 845-425-2000

LECROY REPORTS STRONG CASH GENERATION AND SOLID PROFITABILITY FOR FOURTH-QUARTER OF FISCAL 2006

Company Meets Fourth-Quarter Financial Guidance;

Reduces Net Debt by $5.5 Million

CHESTNUT RIDGE, NY, August 9, 2006 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal fourth quarter and year ended June 30, 2006.

The highlights of the Company’s year-over-year (“YOY”) financial performance for the fourth quarter of fiscal 2006 are as follows:

(In millions, except per share data and percentages)	Q4 FY06 GAAP	Q4 FY05 GAAP	Q4 FY06 Pro Forma*	Q4 FY05 Pro Forma*	YOY Change Pro Forma*
Orders	$39.7	$39.5	$39.7	$39.5	0.5%
Revenue	$38.6	$43.8	$38.6	$43.8	(11.9%)
Gross Margin	59.2%	54.9%	60.2%	60.3%	(10 basis pts)
Operating Income	$3.2	$0.7	$5.0	$6.1	(17.4%)
Operating Margin	8.3%	1.6%	13.0%	13.8%	( 80 basis pts)
Net Income (Loss)	$2.0	($0.2)	$3.6	$3.3	7.6%
Net Income (Loss) Per Diluted Share	$0.16	($0.01)	$0.28	$0.27	3.7%

* A presentation of, and a reconciliation of, pro forma financial measures with the most directly comparable GAAP measures can be found in the financial tables below.

The pro forma results are a supplement to financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain significant non-cash charges related to LeCroy’s October 29, 2004 acquisition of Computer Access Technology Corporation (“CATC”), legal settlements, business realignment charges and share-based compensation, in each case as compared to LeCroy’s GAAP results for the three- and twelve-month periods ended June 30, 2006 and 2005. For more information on LeCroy’s use of pro forma results, please refer to the section entitled Use of Non-GAAP Financial Measures below.

Financial Results

LeCroy reported fourth quarter fiscal 2006 revenue of $38.6 million with GAAP gross margins of 59.2 percent. For the year-earlier quarter, revenue of $43.8 million included approximately $2.6 million in revenue resulting from a one-time change in estimate for product returns related to the Company’s WaveSurfer product line. LeCroy’s GAAP operating margin for the fourth quarter of fiscal 2006 was 8.3 percent, and the Company reported net income on a GAAP basis of $2.0 million, or $0.16 per diluted share. GAAP net income for the fourth quarter of fiscal 2006 includes the after-tax effects of $1.1 million in share-based compensation charges, $229,000 for the amortization of intangibles acquired, an ongoing expense, and $261,000 for business realignment charges. Excluding those items, for the fourth quarter of fiscal 2006 the Company reported a 13 percent pro forma operating margin and $3.6 million of pro forma net income, or $0.28 pro forma net income per diluted share.

For the full year ended June 30, 2006, LeCroy reported revenue of $160.5 million with GAAP gross margins of 60.5 percent compared with $165.0 million of revenue and GAAP gross margins of 55.4 percent for the full year ended June 30, 2005. The Company’s GAAP operating margin was 7.8 percent, and it reported net income on a GAAP basis of $6.6 million, or $0.53 per diluted share. GAAP net income for the full fiscal year includes the after-tax effect of $4.1 million in share-based compensation charges, $932,000 for the amortization of intangibles acquired, an ongoing expense, $261,000 for business realignment charges and a $1.8 million legal settlement. Excluding those items, for fiscal 2006 the Company reported a 13.9 percent pro forma operating margin and $13.7 million of pro forma net income, or $1.10 pro forma net income per diluted share.

For fiscal 2005, GAAP net income includes the after-tax effect of $2.5 million in share-based compensation, $1.1 million of business realignment charges, $3.9 million of charges related to the CATC acquisition, $3.1 million of inventory write-downs, $975,000 for an impaired intangible asset and $650,000 legal settlement. Excluding those items, pro forma operating margin in fiscal 2005 was 13.8 percent, and pro forma net income was $14.5 million, or $1.18 pro forma net income per diluted share.

Comments on the Fourth Quarter

“LeCroy concluded fiscal 2006 with a quarter of strong cash generation and solid profitability,” said LeCroy President and Chief Executive Officer Tom Reslewic. “Overall sales volumes were affected by lower average selling prices driven primarily by product mix as well as some competitive pricing pressures. Moreover, we successfully offset the downward pressure on gross margin through excellent management of expenses. While maintaining R&D spending at year-ago levels, we reduced Other SG&A expense by 19.2 percent for the fourth quarter of fiscal 2006. Total operating expenses declined by nearly 16 percent, and as a result we were able to deliver $5.0 million in pro forma operating income. We were able to generate $9.5 million in cash from operations, reduce our net debt by $5.5 million and we repurchased 142,000 LeCroy shares during the quarter at an average price of approximately $13 per share.”

“During the fourth quarter we continued to see solid demand for LeCroy oscilloscopes and protocol solutions in the computer/semiconductor/consumer electronics segment,” added Reslewic. “We also saw a dramatic increase in sales to the automotive/industrial markets, which comprised more than 20 percent of our orders in the quarter. Serial data standards are becoming increasingly prevalent in automotive/industrial applications and LeCroy’s mid-range products have positioned us to meet this growing need. In contrast, the disk drive market was sharply down for LeCroy during the fourth quarter, reflecting what we see as a temporary dislocation resulting from the recent merger of major industry players. Most of the remainder of LeCroy orders was split between government/military customers and the steadily increasing telecom market.”

“We saw strong orders in the US during the quarter, where domestic customers have responded well to our recently launched products,” said Reslewic. “Orders in the US increased 11 percent compared to a year ago. We saw slight growth in the European region, where slower orders in France and Switzerland were offset by strength in Scandinavia, Africa and the Middle East, as well as in Eastern Europe and Russia. Asia-Pacific orders were solidly higher than in the fourth quarter a year ago. Growth in this region was led by orders for our mid-range WaveRunner Xi scope and the new low-end platforms in China as well as Singapore and India. These positive results in the US, Europe and Asia-Pacific were offset by a sharp year-over-year decline in orders from Japan. We attribute the decline in Japan to a slower-than-anticipated transition in our distribution channel to new low-end products that were launched in Japan at the beginning of calendar 2006.”

Financial Guidance and Business Outlook

“For full-year fiscal 2007, LeCroy expects to report revenue in the range of $170 million to $180 million, with pro forma operating income in the range of $24 million to $27 million,” Reslewic said. “This guidance reflects the currently favorable conditions in our markets and the confidence we have in LeCroy’s strong portfolio of existing and upcoming products. Our new WaveRunner Xi is a market winner around the globe. Our WaveSurfer and WaveJet offerings are on their way to becoming strong performers, and at the other end of the market we offer the world’s fastest sampling and real-time oscilloscopes. In protocol solutions, we have leveraged our first-mover advantage with market-leading products that are selling well. Looking forward, the industry’s rollout of PCI Express Gen2, UWB and 6Gb SAS standards should result in growing traction in this part of the business.”

“In addition to LeCroy’s strong market position, we begin fiscal 2007 at a favorable stage in our product cycle where we can turn our attention to gross margin initiatives for the low-end products we recently introduced,” said Reslewic. “We expect to see improved margins resulting from these initiatives as fiscal 2007 unfolds. Reflecting significant R&D investments during fiscal 2006, our product pipeline includes an impressive variety of application tools, PCI Express Gen2 and UWB test offerings and high-performance mid-range scopes that we expect to begin launching early in fiscal 2007.”

“LeCroy’s operational strength and exciting products position us for solid organic growth in fiscal 2007,” Reslewic said. “At the same time, we continue to watch the marketplace for potential alliances or acquisitions that can accelerate our growth. As always, we are looking for opportunities that are strategically sound and potentially accretive to earnings without compromising LeCroy’s traditionally strong financial profile.”

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, August 9, 2006 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call also may be accessed by dialing (800) 289-0730 or (913) 981-5509 prior to the start of the call. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

The Company is undergoing an audit of its fiscal 2006 financial results, and an audit of its internal controls over financial reporting as required by Section 404 of the Sarbanes- Oxley Act of 2002. These audit procedures are not yet complete as of the date of this press release. There can be no assurance that our financial results as disclosed in this press release will not change following the completion of the audits or that our internal controls will be found to be effective. Further, this release contains forward-looking statements, including those pertaining to expectations regarding: LeCroy’s strategy to meet growing demand for products in the serial data market; future demand for LeCroy’s products in the computer/semiconductor/consumer electronics, automotive/industrial, disk drive and telecom markets; favorable conditions in our markets and our confidence in our portfolio of existing and upcoming products; sales of LeCroy products in the European region; future sales of WaveRunner, WaveSurfer and WaveJet products; future sales of LeCroy’s high-end products; the future impact of PCI Express Gen2, UWB and 6Gb SAS standards on LeCroy’s future product sales; our market position; our favorable stage in our product cycle; LeCroy’s ability to improve gross margins for its recently introduced low-end platforms; our product pipeline containing the variety of application tools, PCI Express Gen2 and UWB test offerings and high-performance mid-range scopes and our expectations regarding their introduction in fiscal 2007; our expectations regarding our oscilloscope platform expansion at the high end of our product line for later in the year; LeCroy’s potential for organic growth in fiscal 2007; the potential for future alliances or acquisitions to accelerate LeCroy’s growth and potentially be accretive to earnings without compromising the Company’s financial profile; and LeCroy’s financial guidance for fiscal 2007 revenue and pro forma operating income. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company's reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include "non-GAAP financial measures." A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define pro forma gross profit as gross profit as reported under GAAP less charges for write-down of inventory and impairments of intangible assets, share-based compensation charges included in cost of sales, the incremental cost of sales related to the fair value adjustment to the acquired CATC inventory, amortization of intangible assets acquired and business realignment charges. The Company owns other intangible assets, which are amortized in the normal course of business for which the amortization of those assets is not singled out herein as a pro forma adjustment. In addition, depreciation on other depreciable assets acquired from CATC, most notably property and equipment, is not singled out herein as a pro forma adjustment. Pro forma gross margin is computed as pro forma gross profit as a percentage of total revenues. Pro forma gross profit and pro forma gross margin are not substitutes for comparable GAAP measures.

We define pro forma operating income as operating income as reported under GAAP less charges for write-down of inventory and impairments of intangible assets, share-based compensation charges, the incremental cost of sales related to the fair value adjustment to the acquired CATC inventory, business realignment charges, the charges for acquired in-process research and development, legal settlements and amortization of intangible assets acquired. Pro forma operating margin is computed as pro forma operating income as a percentage of total revenues. Pro forma operating income and pro forma operating margin are not substitutes for comparable GAAP measures.

We define pro forma net income as net income reported under GAAP less charges for write-down of inventory and impairments of intangible assets, share-based compensation charges, the incremental cost of sales related to the fair value adjustment to the acquired CATC inventory, business realignment charges, the charge for acquired in-process research and development, legal settlements and amortization of intangible assets acquired, all net of applicable income taxes, such that the effective tax rate for pro forma net income is approximately 32% and 35% respectively, our blended statutory rate, for each of the full fiscal years. Pro forma net income is not a substitute for GAAP net income.

We define pro forma net income per diluted common share as pro forma net income divided by pro forma weighted average number of diluted shares outstanding, which is defined as the weighted average number of shares outstanding plus the dilutive effect of stock options, warrants and restricted stock on a GAAP basis as applicable. Pro forma net income per diluted common share is not a substitute for GAAP net income per diluted common share.

We define net debt as cash on hand less bank debt. Pro forma gross profit, pro forma gross margin, pro forma operating income, pro forma operating margin, pro forma net income and pro forma net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of our pro forma financial measures with, the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended		Year ended
	June 30,		June 30,
In thousands, except per share data	2006	2005	2006	2005
	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
Revenues:
Test and measurement products	$ 37,137	$ 41,875	$ 153,441	$ 156,440
Service and other	1,438	1,919	7,095	8,538
Total revenues	38,575	43,794	160,536	164,978

Cost of revenues:
Share-based compensation	34	8	93	24
Other costs of revenues	15,693	19,722	63,383	73,608
	15,727	19,730	63,476	73,632

Gross profit	22,848	24,064	97,060	91,346

Operating expenses:
Selling, general and administrative:
Share-based compensation	768	1,477	3,549	2,959
Legal settlements	-	-	2,792	1,000
Other selling, general and administrative expenses	11,656	14,431	48,073	54,382
	12,424	15,908	54,414	58,341

Research and development:
Share-based compensation	369	553	1,673	935
Other research and development expenses	6,853	6,887	28,450	27,115
	7,222	7,440	30,123	28,050

Total operating expenses	19,646	23,348	84,537	86,391

Operating income	3,202	716	12,523	4,955

Other expense, net	(693)	(980)	(2,487)	(1,940)
Income (loss) before income taxes	2,509	(264)	10,036	3,015
Provision for (benefit from) income taxes	498	(91)	3,463	872
Net income (loss)	$ 2,011	$ (173)	$ 6,573	$ 2,143

Net income (loss) per common share
Basic	$ 0.16	$(0.01)	$ 0.54	$ 0.18
Diluted	$ 0.16	$(0.01)	$ 0.53	$ 0.17

Weighted average number of common shares:
Basic	12,297	11,995	12,218	11,774
Diluted	12,533	11,995	12,474	12,258

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	June 30,
In thousands	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$ 16,972	$ 13,866
Accounts receivable, net	28,867	28,275
Inventories, net	34,041	27,661
Other current assets	13,237	12,615
Total current assets	93,117	82,417

Property and equipment, net	20,359	19,078
Goodwill	78,473	78,848
Other non-current assets	10,025	12,825

TOTAL ASSETS	$ 201,974	$ 193,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 19,282	$ 14,806
Current portion of bank debt and capital leases	13,430	8,656
Accrued expenses and other current liabilities	13,408	14,642
Total current liabilities	46,120	38,104

Long-term debt	24,700	36,833
Deferred revenue and other non-current liabilities	1,451	1,413
Total liabilities	72,271	76,350

Stockholders’ equity	129,703	116,818

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 201,974	$ 193,168

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO PRO FORMA RESULTS

(UNAUDITED)

	Three months ended		Year ended
	June 30,	June 30,	June 30,	June 30,
In thousands	2006	2005	2006	2005
	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)

GAAP gross profit, as reported	$ 22,848	$ 24,064	$ 97,060	$ 91,346

Pro forma adjustments:
Charge for write-down of inventory	-	1,833	-	4,827
Charge for impairment of intangible asset	-	-	-	1,500
Share-based compensation	34	8	93	24
Incremental cost of sales related to fair-value adjustment to inventory	-	-	-	1,350
Amortization of intangible assets acquired	263	436	1,342	1,269
Charge for realignment	77	77	77	77
Pro forma gross profit	$ 23,222	$ 26,418	$ 98,572	$ 100,393

	Three months ended		Year	ended
	June 30,	June 30,	June 30,	June 30,
In thousands	2006	2005	2006	2005
	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)

GAAP operating income, as reported	$ 3,202	$ 716	$ 12,523	$ 4,955

Pro forma adjustments:
Charge for write-down of inventory	-	1,833	-	4,827
Charge for impairment of intangible asset	-	-	-	1,500
Charge for acquired in-process research and development	-	-	-	2,190
Share-based compensation	1,171	2,038	5,315	3,918
Amortization of intangible assets acquired	257	453	1,359	1,316
Incremental cost of sales related to fair-value adjustment to inventory	-	-	-	1,350
Legal settlements	-	-	2,792	1,000
Charge for realignment	380	1,024	380	1,652
Pro forma operating income	$ 5,010	$ 6,064	$ 22,369	$ 22,708

	Three months ended		Year	ended
	June 30,	June 30,	June 30,	June 30,
In thousands	2006	2005	2006	2005
	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)

GAAP net income (loss), as reported	$ 2,011	$ (173)	$ 6,573	$ 2,143

After-tax effect of pro forma adjustments:
Charge for write-down of inventory	-	1,191	-	3,138
Charge for impairment of intangible asset	-	-	-	975
Charge for acquired in-process research and development	-	-	-	2,190
Share-based compensation	1,053	1,325	4,128	2,547
Amortization of intangible assets acquired	229	294	932	855
Incremental cost of sales related to fair-value adjustment to inventory	-	-	-	878
Legal settlements		-	1,805	650
Charge for realignment	261	666	261	1,074
Pro forma net income	$ 3,554	$ 3,303	$ 13,699	$ 14,450

	Three months ended		Year	ended
	June 30,	June 30,	June 30,	June 30,
In thousands, except per share data	2006	2005	2006	2005
	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)

Net income (loss) per common share
Diluted, as reported	$ 0.16	$ (0.01)	$ 0.53	$ 0.17
Diluted, pro forma	$ 0.28	$ 0.27	$ 1.10	$ 1.18

Weighted average number of common shares:
Diluted, as reported	12,533	11,995	12,474	12,258
Diluted, pro forma	12,533	12,260	12,474	12,258

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